Exhibit A-11

(Unaudited)

Nicor Energy Ventures Company

Consolidating Balance Sheet

December 31, 2004

(Millions)

	Nicor Energy Ventures Company	Nicor Energy Services Company (a)	Nicor Enerchange L.L.C.	Nicor Energy Management Services Company	Nicor Technologies Inc.	Nicor Energy Solutions Inc.	Adjustments and Eliminations	Consolidated
ASSETS

Current assets
Cash and cash equivalents	$1.4	$1.9	$2.8	$—	$0.3	$—	$—	$6.4
Short-term investments, at cost which approximates market	—	0.4	—	—	—	—	—	0.4
Receivables, less allowances	0.2	5.9	64.1	1.1	—	0.3	—	71.6
Gas in storage	—	—	31.6	—	—	—	—	31.6
Deferred income taxes	—	—	4.0	—	—	—	—	4.0
Other	—	2.0	2.8	—	—	—	—	4.8

	1.6	10.2	105.3	1.1	0.3	0.3	—	118.8

Investments in continuing subsidiaries	22.6	—	—	—	—	—	(22.6)	—

Property, plant and equipment, at cost	0.8	8.4	1.5	—	—	—	—	10.7
Less accumulated depreciation	0.8	1.9	0.7	—	—	—	—	3.4

	—	6.5	0.8	—	—	—	—	7.3

Long-term investments	3.6	—	—	—	—	—	—	3.6
Other assets	—	5.2	0.4	—	—	—	(0.3)	5.3

	$27.8	$21.9	$106.5	$1.1	$0.3	$0.3	$(22.9)	$135.0

LIABILITIES AND CAPITALIZATION

Current liabilities
Short-term borrowings	$—	$1.1	$35.8	$1.2	$—	$2.3	$—	$40.4
Accounts payable	0.1	5.7	57.1	—	0.1	0.1	—	63.1
Other	0.1	0.9	2.9	—	—	—	(0.1)	3.8

	0.2	7.7	95.8	1.2	0.1	2.4	(0.1)	107.3

Deferred credits and other liabilities
Deferred income taxes	0.3	0.7	0.1	(1.3)	(0.1)	—	—	(0.3)
Other	—	0.5	0.2	—	—	0.1	—	0.8

	0.3	1.2	0.3	(1.3)	(0.1)	0.1	—	0.5

Capitalization
Common stock	8.3	5.2	—	5.9	0.3	0.7	(12.1)	8.3
Paid-in capital	5.8	2.6	0.8	—	—	—	(3.4)	5.8
Retained earnings	14.0	5.2	10.4	(4.7)	—	(2.9)	(8.1)	13.9
Accumulated other comprehensive income (loss)	(0.8)	—	(0.8)	—	—	—	0.8	(0.8)

	27.3	13.0	10.4	1.2	0.3	(2.2)	(22.8)	27.2

	$27.8	$21.9	$106.5	$1.1	$0.3	$0.3	$(22.9)	$135.0

(a)	From Nicor Energy Services consolidated column on Exhibit A-14.